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                                                                     Exhibit 1.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

               [CHINA EASTERN AIRLINES LOGO] [CHINESE CHARACTERS]
                   CHINA EASTERN AIRLINES CORPORATION LIMITED

           (A joint stock limited company incorporated in the People's
                   Republic of China with limited liability)
                                (Stock code: 670)

                            DISCLOSEABLE TRANSACTION

The Directors announce that on 28th April, 2004, the Company entered into: (1) the Engine Sale and Purchase Agreement with the Buyer, pursuant to which the Company has agreed to sell to the Buyer or its affiliate(s) the Engines for an aggregate consideration of approximately HK$700 million; and (2) the Engine Lease Agreements with the Buyer or its affiliate(s), as lessor, pursuant to which the lessor has agreed to lease-back to the Company the Lease Engines.

The entering into of the Engine Sale and Purchase Agreement and the Engine Lease Agreements, and the transactions contemplated thereunder, constitutes a discloseable transaction of the Company under Chapter 14 of the Listing Rules. A circular containing details of such agreements is expected to be despatched to the Company's shareholders as soon as possible.

The H shares of the Company were suspended from trading on the Stock Exchange from 9:30 a.m. on 3rd May, 2004 at the request of the Company. The Company has made an application to the Stock Exchange to resume trading of its H shares on the Stock Exchange from 9:30 a.m. on 5th May, 2004.

ENGINE SALE AND PURCHASE AGREEMENT

On 28th April, 2004, the Company entered into the Engine Sale and Purchase Agreement with the Buyer, pursuant to which the Company has agreed to sell to the Buyer or its affiliate(s) the Engines in accordance with the terms and conditions thereof.

To the best of the Directors' knowledge, information and belief having made all reasonable enquiry, the Buyer and its affiliates and their respective ultimate beneficial owner(s) are third parties independent of the Company and connected persons (as defined in the Listing Rules) of the Company, and are not connected persons of the Company.

Assets to be disposed of        : The Engines

                                  The adjusted unaudited book value of the Engines as at 28th April, 2004 was approximately HK$700 million. The Company has not conducted any independent valuation on the Engines.

Consideration                   : An aggregate of approximately HK$700
                                  million (subject to adjustment), which was determined after arm's length negotiation between the parties following an open tender process, with reference to the adjusted unaudited book value of the Engines as at 28th April, 2004.

Delivery                        : Delivery of the Lease Engines under the
                                  Engine Sale and Purchase Agreement took place on 30th April, 2004, when the Buyer paid the relevant consideration for the Lease Engines in a lump-sum in cash to the Company on that day.

                                  Delivery of the other seven engines is
                                  expected to take place by 31st May, 2004.

ENGINE LEASE AGREEMENTS

On 28th April, 2004, the Company entered into the Engine Lease Agreements with the Buyer or its affiliate(s), as lessor, pursuant to which the lessor has agreed to lease-back to the Company the Lease Engines in accordance with the terms and conditions thereof.

Under the Engine Lease Agreements, the lessor has agreed to lease-back to the Company the Lease Engines for, in respect of one of the Lease Engines, an initial term of 48 months, and in respect of the other engines, an initial term of 84 months, both commencing from 30th April, 2004, which term may be extended at the election of the Company in accordance with the terms of the relevant Engine Lease Agreements. The aggregate monthly rental for all Lease Engines varies depending on prevailing interest rates during the term under the relevant Engine Lease Agreements, but based on current rates is expected to amount to approximately HK$5.06 million per month.

GENERAL

The Company and                 : The Company is principally engaged in the
   the Buyer                      business of civil aviation.  The Buyer, to
                                  the Directors' knowledge, is engaged in
                                  commercial finance, including lending, growth capital, revolving lines of credit, equipment leasing of every kind, cash flow programs, asset financing, and other financing, for business customers in more than 35 countries.



Financial impact on, and        : The Company expects to realise revenue
  benefits expected to            amounting to approximately HK$700 million,
  accrue to, the Company,         and gain on disposal expected to accrue to
  and intended application        the Company in accordance with International
  of sale proceeds                Financial Reporting Standards and recognised
                                  in its income statement amounting to
                                  approximately HK$3.7 million, from its sale of the Engines pursuant to the Engine Sale and Purchase Agreement.

                                  The Directors expect that the transaction may improve the allocation and use of the Company's fixed assets and alleviate its capital deficiency, enhancing the Company's cash flow position. In particular, the Engines are being sold by the Company pursuant to the Engine Sale and Purchase Agreement, and the impact of such Engines' future depreciation on the Company's financial position would, as the Directors anticipate, thereby be eliminated and would then not be reflected in the Company's accounts. As those Engines other than the Lease Engines are being sold, and would not be leased-back, by the Company, the Company's debt-to-equity ratio may, as the Directors expect, also be reduced, thereby enhancing its continuing operating capability.

                                  The Directors currently intend to use the proceeds from the Company's sale of the Engines for its normal operating purposes.

                                  The Directors believe that the terms of the Engine Sale and Purchase Agreement and the Engine Lease Agreements, and the transactions contemplated thereunder, are fair and reasonable and in the interests of the Company's shareholders as a whole.

Discloseable transaction        : The entering into of the Engine
                                  Sale and Purchase Agreement and the Engine
                                  Lease Agreements, and the transactions
                                  contemplated thereunder, constitutes a
                                  discloseable transaction of the Company under Chapter 14 of the Listing Rules. A circular containing details of such agreements is expected to be despatched to the Company's shareholders as soon as possible.

The H shares of the Company were suspended from trading on the Stock Exchange from 9:30 a.m. on 3rd May, 2004 at the request of the Company. The Company has made an application to the Stock Exchange to resume trading of its H shares on the Stock Exchange from 9:30 a.m. on 5th May, 2004.

DEFINITIONS

In this announcement, unless the context otherwise requires, the following terms shall have the following meanings:

"BUYER"                           means a third party independent of the
                                  Company;

"COMPANY"                         means [CHINESE CHARACTERS] (China Eastern
                                  Airlines Corporation Limited), a joint stock limited company incorporated in the PRC with limited liability, whose H shares, A shares and American depositary shares are listed on the Stock Exchange, the Shanghai Stock
                                  Exchange and the New York Stock Exchange,
                                  Inc., respectively;

"DIRECTORS"                       means the directors of the Company;

"ENGINE LEASE AGREEMENTS"         means 17 agreements, each incorporating the
                                  provisions of an engine lease common terms agreement, all dated 28th April, 2004 between the Company, as lessee, and the Buyer or its affiliate(s), as lessor, in respect of the leasing-back of the Lease Engines;

"ENGINE SALE AND PURCHASE         means an agreement dated 28th April, 2004
  AGREEMENT"                      between the Company and the Buyer in respect
                                  of the sale of the Engines by the Company to the Buyer or its affiliate(s);

"ENGINES"                         means 24 commercial aircraft spare engines,
                                  including any component, module, furnishing, equipment or accessories belonging to, installed in, appurtenant to or used in connection with such engines;

"HK$" means Hong Kong dollar, the lawful currency of Hong Kong;

"HONG KONG"                       means the Hong Kong Special Administrative
                                  Region of the People's Republic of China;

"LEASE ENGINES"                   means 17 commercial aircraft spare engines,
                                  among the Engines, which were sold by the Company to the Buyer or its affiliate(s) pursuant to the Engine Sale and Purchase
                                  Agreement and are then being leased-back to the Company pursuant to the Engine Lease
                                  Agreements;

"LISTING RULES"                   means the Rules Governing the Listing of
                                  Securities on The Stock Exchange of Hong Kong
                                  Limited;

"PRC"                             means the People's Republic of China;

"RMB" means Renminbi yuan, the lawful currency of the PRC; and

"STOCK EXCHANGE"                  means The Stock Exchange of Hong Kong Limited.

                                          By order of the board of the Directors
                                                   CHINA EASTERN AIRLINES
                                                     CORPORATION LIMITED
                                                         LUO ZHUPING
                                                      Company Secretary

The board of the Directors as at the date of this announcement comprises of:

Ye Yigan (Chairman, Non-executive Director)
Li Fenghua (President, Executive Director)
Wan Mingwu (Vice President, Executive Director)
Cao Jianxiong (Non-executive Director)
Zhong Xiong (Non-executive Director)
Chen Quanxin (Non-executive Director)
Wu Baiwang (Non-executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the PRC
4th May, 2004